--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                             ---------------------

                                SCHEDULE 14D-1
              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934
                       (Amendment No. 5 - Final Amendment)

                          OUTBOARD MARINE CORPORATION
                           (Name of Subject Company)

                         GREENMARINE ACQUISITION CORP.
                         A Wholly-Owned Subsidiary of

                           GREENMARINE HOLDINGS LLC
                                   (Bidders)

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 8)

                             Greenlake Holdings LLC
                               Alfred D. Kingsley
                               Gary K. Duberstein
                                      and

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)

    Greenmarine Holdings LLC      QIH Management Investor, L.P.         Stanley F. Druckenmiller
  Greenmarine Acquisition Corp.       QIH Management, Inc.            Quasar International Fund N.V.
Quantum Industrial Holdings Ltd.    Soros Fund Management LLC       Quasar International Partners C.V.
Quantum Industrial Partners LDC           George Soros                Quasar Strategic Partners LDC

                         Common Stock, $.15 Par Value
                         ----------------------------
                        (Title of Class of Securities)

                                   690020102
                     -------------------------------------
                     (CUSIP Number of Class of Securities)

                           Gary K. Duberstein, Esq.
                         GREENMARINE ACQUISITION CORP.
                          277 Park Avenue, 27th Floor
                           New York, New York 10172
                                (212) 350-5100
     ---------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
     Authorized to Receive Notices and Communications on Behalf of Bidder)
                                  Copies to:
    David E. Zeltner, Esq.                    Patrick J. Dooley, Esq.
  WEIL, GOTSHAL & MANGES LLP           AKIN, GUMP, STRAUSS, HAUER & FELD LLP
      767 Fifth Avenue                           590 Madison Avenue
   New York, New York 10153                   New York, New York 10022
       (212) 310-8000                               (212) 872-1000

                           CALCULATION OF FILING FEE
------------------------------------------------------------------------------
           Transaction
          Valuation $327,995,352*        Amount of Filing Fee $65,600**
------------------------------------------------------------------------------

/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:     $65,600  Filing Party: Greenmarine Acquisition Corp.
                        ------------              ------------------------------
Form or registration no.:    14D-1   Date filed:     August 8, 1997
                          ----------              ------------------------------
------------
 * Pursuant to, and as provided by, Rule 0-11(d), and for the purpose of calculating filing fees only, this amount assumes the purchase at $18.00 cash per share of 18,221,964 shares of the common stock of the Subject Company, par value $0.15 per share ("Shares"), which is equal to the total number of Shares outstanding as reported in the Quarterly Report on Form
   10-Q of Outboard Marine Corporation for the quarter ended June 30, 1997, less 2,000,000 Shares owned beneficially by Bidders and their affiliates.
** 1/50 of 1% of Transaction Valuation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                GREENLAKE HOLDINGS LLC
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION             Delaware

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                      2,000,000
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                 2,000,000
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                   2,000,000
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                     9.8%
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       OO

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                ALFRED D. KINGSLEY
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION        United States

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                      2,000,000
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                 2,000,000
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                   2,000,000
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                     9.8%
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       IN

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                GARY K. DUBERSTEIN
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION         United States

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                      2,000,000
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSI`IVE POWER                 2,000,000
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                   2,000,000
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                     9.8%
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       IN

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                GREENMARINE HOLDINGS LLC
                13-3960749
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               AF

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION             Delaware

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                     16,502,801
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                16,502,801
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                  16,502,801
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                     80.9%
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       OO

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                GREENMARINE ACQUISITION CORP.             13-3960743
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                           OO, BF

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION            Delaware

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                     16,502,801
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                16,502,801
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                  16,502,801
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                     80.9%
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       CO

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                QUANTUM INDUSTRIAL HOLDINGS LTD.
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION   British Virgin Islands

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       CO

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                QUANTUM INDUSTRIAL PARTNERS LDC
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               WC

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION      Cayman Islands

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                   OO; IV

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                QIH MANAGEMENT INVESTOR, L.P.
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION          Delaware

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                   PN; IA

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                QIH MANAGEMENT, INC.
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION           Delaware

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       CO

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                SOROS FUND MANAGEMENT LLC
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION           Delaware

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                   OO; IA

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                MR. GEORGE SOROS
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION      United States

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       IA

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                MR. STANLEY F. DRUCKENMILLER
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION       United States

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       IA

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                QUASAR INTERNATIONAL FUND N.V.
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION   Netherlands Antilles

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       CO

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                QUASAR INTERNATIONAL PARTNERS C.V.
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               OO

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION    Netherlands Antilles

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                       PN

______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 690020102                  14D-1                   Page __ of __ Pages
_______________________________________________________________________________

    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                QUASAR STRATEGIC PARTNERS LDC
______________________________________________________________________________

    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]
______________________________________________________________________________

    3.     SEC USE ONLY
______________________________________________________________________________

    4.     SOURCE OF FUNDS                                               AF

______________________________________________________________________________

    5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(E) OR 2(F)                                    [ ]
______________________________________________________________________________

    6.     CITIZENSHIP OR PLACE OR ORGANIZATION      Cayman Islands

_______________________________________________________________________________
               |     |
  NUMBER OF    |  7. |   SOLE VOTING POWER                                0
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8. |   SHARED VOTING POWER                              0
 REPORTING     |     |
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9. |   SOLE DISPOSITIVE POWER                           0
               |     |
               |_____|________________________________________________________
               |     |
               | 10. |   SHARED DISPOSITIVE POWER                         0
               |     |
_______________|_____|_________________________________________________________

   11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                           0
______________________________________________________________________________

   12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                    [ ]
______________________________________________________________________________

   13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN
          ROW (11)                                                        0
______________________________________________________________________________

   14.    TYPE OF REPORTING PERSON                                   OO; IV

______________________________________________________________________________

     This Amendment No. 5 amends and supplements the Tender Offer Statement on
Schedule 14D-1 originally filed with the Securities and Exchange Commission on August 8, 1997 (as heretofore amended, the "Schedule 14D-1") relating to the offer by Greenmarine Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Greenmarine Holdings LLC, a Delaware limited liability company ("Parent"), the members of which are Quasar Strategic Partners LDC, a Cayman Islands limited duration company ("QSP"), Quantum Industrial Partners LDC, a Cayman Islands limited duration company ("QIP"), and Greenlake Holdings LLC, a Delaware limited liability company ("Greenlake"), to purchase all outstanding shares of common stock, $0.15 par value per share (the "Shares"), of Outboard Marine Corporation, a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 24, 1996 (as amended, the "Rights Agreement"), by and between the Company and First Chicago Trust Company of New York, as Rights Agent, at a purchase price of $18.00 per Share (and associated Right), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase and in the related Letter of Transmittal each dated August 8, 1997 (which together constitute the "Offer"). The Offer is scheduled to expire at 5:00 P.M., New York City time, on Thursday, September 11, 1997, unless extended in accordance with the Offer. This Amendment also constitutes Amendment No. 8 to the Statement on Schedule 13D previously filed by Greenlake, Alfred D. Kingsley and Gary K. Duberstein. Messrs. Kingsley and Duberstein and Greenlake collectively constitute the "Greenlake Group". In addition, this Amendment constitutes Amendment No. 5 to the Statement on Schedule 13D previously filed by Parent, Purchaser, QSP, QIP, Quantum Industrial Holdings Ltd., a British Virgin Islands corporation, QIH Management Investor, L.P., a Delaware limited partnership, QIH Management Inc., a Delaware corporation, Soros Fund Management LLC, a Delaware limited liability company, Quasar International Fund N.V., a Netherlands Antilles limited liability corporation, Quasar International Partners C.V., a Netherlands Antilles limited partnership, George Soros and Stanley F. Druckenmiller, who may be deemed to be part of a group, for purposes of
Schedule 13D, with the Greenlake Group by virtue of the contractual arrangements relating to the formation of Parent and Purchaser and the Offer, as more fully described or incorporated by reference into this Schedule 14D-1; however, none of such persons affirms the existence of any such group. The item numbers and responses thereto below are in accordance with the requirements of Schedule 14D-1. Capitalized terms used and not defined herein have the meanings assigned to them in the Schedule 14D-1.

     Information relating to members of the Greenlake Group in the Schedule 14D-1 and the related Offer to Purchase has been provided by Greenlake Holdings LLC. Information relating to persons other than the Greenlake Group in the
Schedule 14D-1 and the related Offer to Purchase has been provided individually by such person.


Item 6. Interest in Securities of the Subject Company.

     (a) - (b) Following expiration of the Offer at 5:00 p.m., New York City time, on Thursday, September 11, 1997, the Purchaser accepted for payment all Shares validly tendered pursuant to the Offer. The Purchaser has been informed by the Depositary that 16,502,801 Shares were tendered either via the Letter of Transmittal or the Notice of Guaranteed Delivery, which when aggregated with the 2,000,000 Shares already owned by the Greenlake Group, represent approximately 91% of all Shares presently outstanding. This calculation is based upon the representation of the Company to the Purchaser that 20,396,864 Shares are presently outstanding. A copy of the press release issued by the Purchaser on September 12, 1997 relating to the completion of the Offer is filed herewith as Exhibit (a)(11) and is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.



(a)(1)  Offer to Purchase, dated August 8, 1997*
(a)(2)  Letter of Transmittal*
(a)(3)  Letter from Greenmarine Acquisition Corp. to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
(a)(4)  Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients*
(a)(5)  Notice of Guaranteed Delivery*
(a)(6)  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*
(a)(7)  Summary Announcement, dated August 8, 1997*
(a)(8)  Press Release issued by Greenmarine Acquisition Corp. on August 7, 1997*
(a)(9)  Press Release issued by Greenmarine Acquisition Corp. on September 8, 1997*
(a)(10) Press Release issued by Greenmarine Acquisition Corp. on September 10, 1997*
(a)(11) Press Release issued by Greenmarine Acquisition Corp. on September 12, 1997
(b)(1)  Financing Commitment Letter, dated August 7, 1997, among Greenmarine Acquisition Corp and American Financial Group, Inc.*
(b)(2)  Credit Agreement by and among Greenmarine Acquisition Corp., as Borrower, and American Annuity Group, Inc. and Great
        American Insurance Company, as Lenders, dated August 13, 1997*
(c)(1)  Operating Agreement of Greenmarine Holdings LLC dated August 7, 1997 by and among the Members signatory thereto*
(c)(2)  Joint Filing Agreement, dated August 20, 1997*
(c)(3)  Draft of Proposed Agreement and Plan of Merger among Greenmarine Holdings LLC, Greenmarine Acquisition Corp. and Outboard
        Marine Corporation*
(g)(1)  Complaint filed in the Court of Chancery for the State of Delaware in and for New Castle County, dated August 8, 1997, captioned Greenmarine Acquisition Corp. v. Outboard Marine Corporation et al., C.A. No. 15864NC*
(g)(2)  Letter dated August 11, 1997 from Alfred D. Kingsley to the Board of Directors of the Company*
(g)(3)  Letter dated August 12, 1997 from Harry W. Bowman to Alfred D. Kingsley*
(g)(4)  Letter dated August 12, 1997 from Alfred D. Kingsley to Harry W. Bowman*
(g)(5)  Letter dated September 10, 1997 from Alfred D. Kingsley to Harry W. Bowman*


------------
*Previously filed.

                                   SIGNATURE


     After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.




Dated: September 12, 1997                 GREENLAKE HOLDINGS LLC



                                            By:/s/ Gary K. Duberstein
                                          -------------------------------------
                                               Gary K. Duberstein
                                               Member


                                          /s/ Alfred D. Kingsley
                                          --------------------------------------

                                          Alfred D. Kingsley


                                          /s/ Gary K. Duberstein
                                          --------------------------------------

                                          Gary K. Duberstein


                                          GREENMARINE HOLDINGS LLC


                                            By:/s/ Gary K. Duberstein
                                              ----------------------------------
                                               Gary K. Duberstein
                                               Title: Member


                                          GREENMARINE ACQUISITION CORP.


                                            By:/s/ Gary K. Duberstein
                                              ----------------------------------
                                               Gary K. Duberstein
                                               Title: Vice-President


                                          QUANTUM INDUSTRIAL HOLDINGS LTD.


                                            By:/s/ Michael C. Neus
                                              ----------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact


                                          QUANTUM INDUSTRIAL PARTNERS LDC


                                            By:/s/ Michael C. Neus
                                              ----------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact


                                          QIH MANAGEMENT INVESTOR, L.P.


                                            By: QIH Management, Inc.,
                                               its General Partner


                                              By:/s/ Michael C. Neus
                                              ----------------------------------
                                               Michael C. Neus
                                               Vice President

                                          QIH MANAGEMENT, INC.


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Vice President



                                          SOROS FUND MANAGEMENT LLC


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Assistant General Counsel



                                          GEORGE SOROS


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          STANLEY F. DRUCKENMILLER


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUASAR INTERNATIONAL FUND N.V.


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUASAR INTERNATIONAL PARTNERS C.V.


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUASAR STRATEGIC PARTNERS LDC


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                 EXHIBIT INDEX




Exhibit                                   Description                                    Page No.
---------                                --------------                                  ---------
 (a)(1)     Offer to Purchase, dated August 8, 1997*
 (a)(2)     Letter of Transmittal*
 (a)(3)     Letter from Greenmarine Acquisition Corp. to Brokers, Dealers,
            Commercial Banks, Trust Companies and Other Nominees*
 (a)(4)     Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients*
 (a)(5)     Notice of Guaranteed Delivery*
 (a)(6)     Guidelines for Certification of Taxpayer Identification Number on
            Substitute Form W-9*
 (a)(7)     Summary Announcement, dated August 8, 1997*
 (a)(8)     Press Release issued by Greenmarine Acquisition Corp. on August 7,
            1997*
 (a)(9)     Press Release issued by Greenmarine Acquisition Corp. on September
            8, 1997*
 (a)(10)    Press Release issued by Greenmarine Acquisition Corp. on September
            10, 1997*
 (a)(11)    Press Release issued by Greenmarine Acquisition Corp. on September
            12, 1997
 (b)(1)     Financing Commitment Letter, dated August 7, 1997, among
            Greenmarine Acquisition Corp. and American Financial Group, Inc.*
 (b)(2)     Credit Agreement by and among Greenmarine Acquisition Corp., as
            Borrower, and American Annuity Group, Inc. and Great American
            Insurance Company, as Lenders, dated August 13, 1997*
 (c)(1)     Operating Agreement of Greenmarine Holdings LLC dated August 7,
            1997 by and among the Members signatory thereto*
 (c)(2)     Joint Filing Agreement, dated August 20, 1997*
 (c)(3)     Draft of Proposed Agreement and Plan of Merger among Greenmarine
            Holdings LLC, Greenmarine Acquisition Corp. and Outboard Marine
            Corporation*
 (g)(1)     Complaint filed in the Court of Chancery for the State of Delaware in and for New Castle County, dated August 8, 1997, captioned
            Greenmarine Acquisition Corp. v. Outboard Marine Corporation et
            al., C.A. No. 15864NC*
 (g)(2)     Letter dated August 11, 1997 from Alfred D. Kingsley to the Board of Directors of the Company*
 (g)(3)     Letter dated August 12, 1997 from Harry W. Bowman to Alfred D.
            Kingsley*
 (g)(4)     Letter dated August 12, 1997 from Alfred D. Kingsley to Harry W.
            Bowman*
 (g)(5)     Letter dated September 10, 1997 from Alfred D. Kingsley to Harry
            W. Bowman*


------------
* Previously filed.